Exhibit 10.7

INDEMNITY AGREEMENT

This Indemnity Agreement, dated as of ____________________ ____, 2021 is made by and between Guerrilla RF, Inc., a Delaware corporation (the “Company”), and _________________________, a director and/or officer of the Company or one of the Company’s subsidiaries who satisfies the definition of Indemnifiable Person set forth below (the “Indemnitee”).

RECITALS

A. The Company is aware that competent and experienced persons are increasingly reluctant to serve as directors or officers of corporations unless they are protected by comprehensive liability insurance and indemnification, due to increased exposure to litigation costs and risks resulting from their service to such corporations, and due to the fact that the exposure frequently bears no relationship to the compensation of such representatives;

B. The members of the Board of Directors of the Company (the “Board”) have concluded that to retain and attract talented and experienced individuals to serve as representatives of the Company and its Subsidiaries and Affiliates and to encourage such individuals to take the business risks necessary for the success of the Company and its Subsidiaries and Affiliates, it is necessary for the Company to contractually indemnify certain of its representatives and the representatives of its Subsidiaries and Affiliates, and to assume for itself maximum liability for Expenses and Other Liabilities in connection with claims against such representatives in connection with their service to the Company and its Subsidiaries and Affiliates;

C. Section 145 of the Delaware General Corporation Law (“Section 145”), empowers the Company to indemnify by agreement its officers, directors, employees and agents, and persons who serve, at the request of the Company, as directors, officers, employees or agents of other corporations or other enterprises, and expressly provides that the indemnification provided by Section 145 is not exclusive; and

D. The Company desires and has requested Indemnitee to serve or continue to serve as a director or officer of the Company and/or the Subsidiaries or Affiliates of the Company free from undue concern about inappropriate claims for damages arising out of or related to such services to the Company and/or the Subsidiaries or Affiliates of the Company.

AGREEMENT

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions.

a. Affiliate. For purposes of this Agreement, “Affiliate” of the Company means any corporation, partnership, limited liability company, joint venture, trust or other enterprise in respect of which Indemnitee is or was or will be serving as a director, officer, trustee, manager, member, partner, employee, agent, attorney, consultant, member of the entity’s governing body (whether constituted as a board of directors, board of managers, general partner or otherwise), fiduciary, or in any other similar capacity at the request, election or direction of the Company, and including, but not limited to, any employee benefit plan of the Company or a Subsidiary or Affiliate of the Company.

b. Change in Control. For purposes of this Agreement, “Change in Control” means (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than a Subsidiary or a trustee or other fiduciary holding securities under an employee benefit plan of the Company or Subsidiary, is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding capital stock, (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3rd) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the members of the Board, (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other entity, other than a merger or consolidation that would result in the outstanding capital stock of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into capital stock of the surviving entity) at least 50% of the total voting power represented by the capital stock of the Company or such surviving entity outstanding immediately after such merger or consolidation, (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company (in one transaction or a series of transactions) of all or substantially all of the Company’s assets, or (v) there occurs any other event of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Securities Exchange Act of 1934, as amended, whether or not the Company is then subject to such reporting requirement.

c. Disinterested Director. For purposes of this Agreement, “Disinterested Director” means a member of the Board who is not and was not a party to the Proceeding for which a claim is made under this Agreement.

d. Expenses. For purposes of this Agreement, “Expenses” means all direct and indirect costs of any type or nature whatsoever (including, without limitation, all reasonable attorneys’ fees and related disbursements, and other out-of-pocket costs), paid or incurred by Indemnitee in connection with either the investigation, defense or appeal of, or being a witness in, a Proceeding (as defined below), or establishing or enforcing a right to indemnification under this Agreement, Section 145 or otherwise; provided, however, that Expenses shall not include any judgments, fines, ERISA excise taxes or penalties or amounts paid in settlement of a Proceeding.

e. Indemnifiable Event. For purposes of this Agreement, “Indemnifiable Event” means any event or occurrence related to Indemnitee’s service for the Company or any Subsidiary or Affiliate as an Indemnifiable Person (as defined below), or by reason of anything done or not done, or any act or omission, by Indemnitee in any such capacity.

f. Indemnifiable Person. For purposes of this Agreement, “Indemnifiable Person” means any person who is or was a director or officer of the Company or a Subsidiary or Affiliate of the Company.

g. Independent Counsel. For purposes of this Agreement, “Independent Counsel” means a law firm, or a partner or member of such a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five (5) year has been, retained to represent (i) the Company or Indemnitee in any matter material to any such party, or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement.

h. Other Liabilities. For purposes of this Agreement, “Other Liabilities” means any and all liabilities of any type whatsoever (including, but not limited to, judgments, fines, penalties, ERISA (or other benefit plan related) excise taxes or penalties, and amounts paid in settlement and all interest, taxes, assessments and other charges paid or payable in connection with or in respect of any such judgments, fines, ERISA (or other benefit plan related) excise taxes or penalties, or amounts paid in settlement).

i. Proceeding. For purposes of this Agreement, “Proceeding” means any threatened, pending, or completed action, suit or other proceeding, whether brought in the right of the Company or otherwise, whether civil, criminal, administrative, regulatory, investigative, legislative or any other type whatsoever, preliminary, informal or formal, including any arbitration or other alternative dispute resolution and including any appeal of any of the foregoing.

j. Subsidiary. For purposes of this Agreement, “Subsidiary” means any entity of which more than 50% of the outstanding voting securities is owned directly or indirectly by the Company.

2. Agreement to Serve. The Indemnitee agrees to serve and/or continue to serve as an Indemnifiable Person in the capacity or capacities in which Indemnitee currently serves the Company as an Indemnifiable Person, and any additional capacity in which Indemnitee may agree to serve, until such time as Indemnitee’s service in a particular capacity shall end according to the terms of an agreement, the Company’s Certificate of Incorporation or Bylaws, governing law, or otherwise. Nothing contained in this Agreement is intended to create any right to continued employment or other form of service for the Company or a Subsidiary or Affiliate of the Company by Indemnitee.

3. Mandatory Indemnification. In the event Indemnitee is a person who was or is a party to or witness in or is threatened to be made a party to or witness in any Proceeding by reason of an Indemnifiable Event, the Company shall indemnify Indemnitee from and against any and all Expenses and Other Liabilities incurred by Indemnitee in connection with (including in preparation for) such Proceeding to the fullest extent not prohibited by the provisions of the Company’s Bylaws and the Delaware General Corporation Law (“DGCL”), as the same may be amended from time to time (but only to the extent that such amendment permits the Company to provide broader indemnification rights than the Bylaws or the DGCL permitted prior to the adoption of such amendment).

4. Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Expenses or Other Liabilities, but not, however, for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for such portion thereof to which Indemnitee is entitled.

5. Liability Insurance. So long as Indemnitee shall continue to serve the Company or a Subsidiary or Affiliate of the Company as an Indemnifiable Person and thereafter so long as Indemnitee shall be subject to any possible claim or threatened, pending or completed Proceeding as a result of an Indemnifiable Event, the Company shall use reasonable efforts to maintain in full force and effect for the benefit of Indemnitee as an insured (i) liability insurance issued by one or more reputable insurers and having the policy amount and deductible deemed appropriate by the Board and providing in all respects coverage at least comparable to and in the same amount as that provided to the Chairperson of the Board or the Chief Executive Officer of the Company, and (ii) any replacement or substitute policies issued by one or more reputable insurers providing in all respects coverage at least comparable to and in the same amount as that being provided to the Chairperson of the Board or the Chief Executive Officer of the Company. The purchase, establishment and maintenance of any such insurance or other arrangements shall not in any way limit or affect the rights and obligations of the Company or of Indemnitee under this Agreement except as expressly provided in Section 9(b), and the execution and delivery of this Agreement by the Company and Indemnitee shall not in any way limit or affect the rights and obligations of the Company or the other party or parties thereto under any such insurance or other arrangement. In the event of a Change in Control subsequent to the date of this Agreement, or insolvency of the Company, including being placed into receivership or entering the federal bankruptcy process, the Company shall maintain in force any and all insurance policies then maintained by the Company in providing insurance—directors’ and officers’ liability, fiduciary, employment practices or otherwise—in respect of the individual directors and officers of the Company, for a fixed period of six years thereafter, with respect to Indemnifiable Events occurring prior to such Change in Control, insolvency, receivership or bankruptcy filing. Such coverage shall be non-cancelable and shall be placed and serviced by the Company’s incumbent insurance broker or a broker selected by a majority of the Disinterested Directors.

6. Advancement of Expenses. If requested by Indemnitee, the Company shall advance to the fullest extent permitted by law the Expenses reasonably incurred by or on behalf of Indemnitee in connection with (including in preparation for) a Proceeding related to an Indemnifiable Event prior to its final disposition, and such advancement shall be made as soon as reasonably possibly but in any event no later than thirty (30) days after the receipt by the Company of a written statement or statements requesting such advance or advances from time to time. Such statement or statements shall reasonably evidence the Expenses incurred by Indemnitee, but in the case of invoices received by Indemnitee, such invoices may be redacted as reasonably necessary to avoid the waiver of any privilege accorded by applicable law. The right to advances under this section shall in all events continue until final disposition of any Proceeding, including any appeal therein. Indemnitee hereby undertakes to repay such amounts advanced if, and only if and to the extent that, it shall ultimately be determined by a court of competent jurisdiction in a final judgment not subject to further appeal, that Indemnitee is not entitled to be indemnified by the Company under the provisions of this Agreement, the Company’s Bylaws or the DGCL, and no additional form of undertaking with respect to such obligation to repay shall be required. Indemnitee’s undertaking to repay any Expenses advanced to Indemnitee hereunder shall be unsecured, shall not be subject to the accrual or payment of any interest thereon and shall be made without reference to Indemnitee’s ability to repay such advancements or ultimate entitlement to indemnification. In the event that Indemnitee’s request for the advancement of expenses shall be accompanied by affidavit by counsel to Indemnitee to the effect that such counsel has reviewed such Expenses and that such Expenses are reasonable in such counsel’s view, then such expenses shall be deemed reasonable in the absence of clear and convincing evidence to the contrary.

7. Notice and Other Indemnification Procedures.

a. Notification. Promptly after receipt by Indemnitee of notice of the commencement of or the threat of commencement of any Proceeding, unless the Company is a named co-defendant with Indemnitee, Indemnitee shall, if Indemnitee believes that indemnification or advancement of Expenses with respect thereto may be sought from the Company under this Agreement, notify the Company of the commencement or threat of commencement thereof. However, the failure or delay by Indemnitee to notify the Company promptly following Indemnitee’s receipt of such notice shall not relieve the Company from any liability that it may have to Indemnitee except to the extent that the Company is materially prejudiced in its defense of such Proceeding as a result of such failure.

b. Insurance and Other Matters. If, at the time of the receipt of a notice of the commencement of a Proceeding pursuant to Section 7(a) above, the Company has director and officer liability insurance in effect, the Company shall give prompt notice of the commencement of such Proceeding to the issuers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary and reasonable action to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of such insurance policies. In addition, the Company will instruct the insurers and the Company’s insurance broker that they may communicate directly with Indemnitee regarding such claim.

c. Assumption of Defense. In the event the Company shall be obligated hereunder to advance the Expenses for any Proceeding against Indemnitee, the Company, if deemed appropriate by the Company, shall be entitled to assume the defense of such Proceeding as provided herein. Such defense by the Company may include the representation of two or more parties by one attorney or law firm as permitted under the ethical rules and legal requirements related to joint representations. Following delivery of written notice to Indemnitee of the Company’s election to assume the defense of such Proceeding, the approval by Indemnitee (which approval shall not be unreasonably withheld or delayed) of counsel designated by the Company and the retention of such counsel by the Company, the Company will not be liable to Indemnitee under this Agreement for any fees and expenses of separate counsel subsequently employed by or on behalf of Indemnitee with respect to the same Proceeding. Notwithstanding the foregoing, if (A) the employment of separate counsel by Indemnitee has been previously authorized by the Company, (B) Indemnitee shall have notified the Board in writing that Indemnitee has reasonably concluded that there may be a conflict of interest between the Company and Indemnitee in the conduct of any such defense, (C) the Company fails to employ counsel to assume the defense of such Proceeding, or (D) after a Change in Control, then the Expenses related to work conducted by Indemnitee’s separate counsel shall be subject to indemnification and/or advancement pursuant to the terms of this Agreement. Nothing herein shall prevent Indemnitee from employing separate counsel for any such Proceeding at Indemnitee’s expense. Indemnitee agrees that any such separate counsel retained by Indemnitee will be a member of any approved list of panel counsel under the Company’s applicable directors’ and officers’ insurance policy, should the applicable policy provide for a panel of approved counsel.

d. Settlement. The Company shall not be liable to indemnify Indemnitee under this Agreement or otherwise for any amounts paid in settlement of any Proceeding effected without the Company’s prior written consent; provided, however, that if a Change in Control has occurred subsequent to the date of this Agreement, the Company shall be liable for indemnification of Indemnitee for amounts paid in settlement if the Independent Counsel has approved the settlement. Neither the Company nor any Subsidiary or Affiliate shall enter into a settlement of any Proceeding that might result in the imposition of any Expense, Other Liability, penalty, limitation or detriment on Indemnitee, whether indemnifiable under this Agreement or otherwise, without Indemnitee’s written consent. Neither the Company nor Indemnitee shall unreasonably withhold consent from any settlement of any Proceeding. The Company shall promptly notify Indemnitee upon the Company’s receipt of an offer to settle, or if the Company makes an offer to settle, any Proceeding, and provide Indemnitee with a reasonable amount of time to consider such settlement, in the case of any such settlement for which the consent of Indemnitee would be required hereunder. The Company shall not, on its own behalf, settle any part of any Proceeding to which Indemnitee is a party with respect to other parties (including the Company) without the written consent of Indemnitee if any portion of the settlement is to be funded from insurance proceeds unless approved by a majority of the Disinterested Directors, provided that this sentence shall cease to be of any force and effect if it has been finally determined in accordance with this Agreement that Indemnitee is not entitled to indemnification hereunder with respect to such Proceeding.

8. Determination of Right to Indemnification.

a. Success on the Merits or Otherwise. To the extent that Indemnitee has been successful on the merits or otherwise in defense of any Proceeding referred to in Section 3 above or in the defense of any claim, issue or matter described therein, the Company shall indemnify Indemnitee against Expenses actually and reasonably incurred in connection therewith.

b. Indemnification in Other Situations. In the event that Section 8(a) is inapplicable, the Company shall also indemnify Indemnitee if Indemnitee has not failed to meet the applicable standard of conduct required to entitle Indemnitee to such indemnification.

c. Forum. Indemnitee shall be entitled to select the forum in which determination of whether or not Indemnitee has met the applicable standard of conduct shall be decided, and such election will be made from among the following:

i.	Those members of the Board who are Disinterested Directors even though less than a quorum; or

ii.	A committee of Disinterested Directors designated by a majority vote of Disinterested Directors, even though less than a quorum; or

iii.	If there are no such Disinterested Directors or, if such Disinterested Directors so direct, Independent Counsel, which counsel shall make such determination in a written opinion addressed to the Board, a copy of which shall be delivered to Indemnitee.

The selected forum shall be referred to herein as the “Reviewing Party.” In the event the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 8(c)(iii), the Independent Counsel shall be selected by the Indemnitee and approved by the Company (which approval shall not be unreasonably withheld or delayed).

d. Decision Timing and Expenses. As soon as practicable, and in no event later than thirty (30) days after receipt by the Company of written notice of Indemnitee’s choice of forum pursuant to Section 8(c) above, the Company and Indemnitee shall each submit to the Reviewing Party such information as they believe is appropriate for the Reviewing Party to consider. The Reviewing Party shall arrive at its decision within a reasonable period of time following the receipt of all such information from the Company and Indemnitee, but in no event later than thirty (30) days following the receipt of all such information, provided that the time by which the Reviewing Party must reach a decision may be extended by mutual agreement of the Company and Indemnitee. All Expenses associated with the process set forth in this Section 8(d), including but not limited to the Expenses of the Reviewing Party, shall be paid by the Company. The Company further agrees to pay the reasonable fees and expenses of the Independent Counsel referred to above and to fully indemnify such counsel against any and all expenses, claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

e. Delaware Court of Chancery. Notwithstanding a final determination by any Reviewing Party that Indemnitee is not entitled to indemnification with respect to a specific Proceeding, or any other failure of the Company to perform its obligations under this Agreement, including pursuant to Section 6, Indemnitee shall have the right to apply to the Court of Chancery, for the purpose of enforcing Indemnitee’s right to indemnification or other rights pursuant to this Agreement. If a determination shall have been made pursuant to Section 8(d) that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Section 8(e), absent a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law. The Company shall be precluded from asserting in any proceeding or commenced pursuant to this Section 8(e) that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any court that the Company is bound by all the provisions of this Agreement.

f. Expenses. The Company shall indemnify Indemnitee against (and, if requested by Indemnitee, advance, on terms the terms set forth in Section 6) all Expenses incurred by Indemnitee in connection with any hearing or Proceeding under this Section 8 involving Indemnitee and against all Expenses and Other Liabilities incurred by Indemnitee in connection with any other Proceeding between the Company and Indemnitee involving the interpretation or enforcement of the rights of Indemnitee under this Agreement unless a court of competent jurisdiction finds that each of the material claims and/or defenses of Indemnitee in any such Proceeding was frivolous or not made in good faith.

g. Determination of “Good Faith”. For purposes of any determination of whether Indemnitee acted in “good faith,” Indemnitee shall be deemed to have acted in good faith if in taking or failing to take the action in question Indemnitee relied on the records or books of account of the Company or a Subsidiary or Affiliate, including financial statements, or on information, opinions, reports or statements provided to Indemnitee by the officers or other employees of the Company or a Subsidiary or Affiliate in the course of their duties, or on the advice of legal counsel for the Company or a Subsidiary or Affiliate, or on information or records given or reports made to the Company or a Subsidiary or Affiliate by an independent certified public accountant or by an appraiser or other expert selected by the Company or a Subsidiary or Affiliate, or by any other person (including legal counsel, accountants and financial advisors) as to matters Indemnitee reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company or a Subsidiary or Affiliate. In connection with any determination as to whether Indemnitee is entitled to be indemnified hereunder, or to advancement of Expenses, the Reviewing Party or court shall presume that Indemnitee has satisfied the applicable standard of conduct and is entitled to indemnification or advancement of Expenses, as the case may be, and the burden of proof shall be on the Company to establish, by clear and convincing evidence, that Indemnitee is not so entitled. The provisions of this Section 8(g) shall not be deemed to be exclusive or to limit in any way the other circumstances in which Indemnitee may be deemed to have met the applicable standard of conduct set forth in this Agreement. In addition, the knowledge, actions, or failures to act, of any other person serving the Company or a Subsidiary or Affiliate as an Indemnifiable Person shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement.

9. Exceptions. Any other provision herein to the contrary notwithstanding:

a. Claims Initiated by Indemnitee. The Company shall not be obligated pursuant to the terms of this Agreement to indemnify or advance Expenses to Indemnitee with respect to Proceedings or claims initiated or brought voluntarily by Indemnitee and not by way of defense, except (1) with respect to Proceedings brought to establish or enforce a right to indemnification or other rights under this Agreement, any other statute or law, as permitted under Section 145, or otherwise, (2) where the Board has consented to the initiation of such Proceeding, or (3) with respect to Proceedings brought to discharge Indemnitee’s fiduciary responsibilities, whether under ERISA or otherwise, but such indemnification or advancement of Expenses may be provided by the Company in specific cases if the Board finds it to be appropriate; or

b. Actions Based on Federal Statutes Regarding Profit Recovery and Return of Bonus Payments. The Company shall not be obligated pursuant to the terms of this Agreement to indemnify Indemnitee on account of (i) any suit in which judgment is rendered against Indemnitee for an accounting of profits made from the purchase or sale by Indemnitee of securities of the Company pursuant to the provisions of Section 16(b) of the Securities Exchange Act of l934 and amendments thereto or similar provisions of any federal, state or local statutory law, or (ii) any reimbursement of the Company by the Indemnitee of any bonus or other incentive-based or equity-based compensation or of any profits realized by the Indemnitee from the sale of securities of the Company, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Company of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 306 of the Sarbanes-Oxley Act);

c. Amounts Covered by Insurance and Other Sources. The Company shall not be obligated to indemnify Indemnitee for Expenses or Other Liabilities of any type whatsoever (including, but not limited to judgments, fines, penalties, ERISA excise taxes or penalties and amounts paid in settlement) to the extent such have been paid directly to Indemnitee (or paid directly to a third party on Indemnitee’s behalf) by any directors and officers, or other type, of insurance maintained by the Company; provided, however, that payment made to Indemnitee pursuant to an insurance policy purchased and maintained by Indemnitee at his or her own expense of any amounts otherwise indemnifiable or obligated to be made pursuant to this Agreement shall not reduce the Company’s obligations to Indemnitee pursuant to this Agreement.

d. Unlawful Indemnification. The Company shall not be obligated pursuant to the terms of this Agreement to indemnify Indemnitee for Other Liabilities if such indemnification is prohibited by law as determined by a court of competent jurisdiction in a final adjudication not subject to further appeal.

10. Non-exclusivity. The rights of indemnification and to receive advancement of Expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Company’s Certificate of Incorporation or Bylaws, the vote of the Company’s stockholders or disinterested directors, other agreements, or otherwise, both as to acts or omissions in his or her official capacity and to acts or omissions in another capacity while serving the Company or a Subsidiary or Affiliate as an Indemnifiable Person and Indemnitee’s rights hereunder shall continue after Indemnitee has ceased serving the Company or a Subsidiary or Affiliate as an Indemnifiable Person and shall inure to the benefit of the heirs, executors and administrators of Indemnitee.

11. Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, (i) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (ii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

12. Supersession, Modification and Waiver. This Agreement supersedes any prior indemnification agreement between the Indemnitee and the Company, its Subsidiaries or its Affiliates. If the Company and Indemnitee have previously entered into an indemnification agreement providing for the indemnification of Indemnitee by the Company, parties entry into this Agreement shall be deemed to amend and restate such prior agreement to read in its entirety as, and be superseded by, this Agreement. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) and except as expressly provided herein, no such waiver shall constitute a continuing waiver.

13. Duration. All agreements and obligations of the Company contained herein shall continue during the period that Indemnitee is a director or officer of the Company (or is serving at the request of the Company as a director, officer, employee or agent of another corporation or other enterprise) and shall continue thereafter (a) so long as Indemnitee may be subject to any possible Proceeding or claim relating to an Indemnifiable Event, and (b) throughout the pendency of an Proceeding commenced by Indemnitee to enforce or interpret their rights under this Agreement, even if, in either case, they may have ceased to serve in such capacity at the time of any such claim or Proceeding.

14. Successors and Assigns. The terms of this Agreement shall bind, and shall inure to the benefit of, and be enforceable by the parties hereto and their respective successors (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company), assigns, spouses, heirs and personal and legal representatives. The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all, or a substantial part, of the business and/or assets of the Company, by written agreement expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

15. Notice. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) if delivered by hand and a receipt is provided by the party to whom such communication is delivered, (ii) if mailed by certified or registered mail with postage prepaid, return receipt requested, on the signing by the recipient of an acknowledgement of receipt form accompanying delivery through the U.S. mail, (iii) by personal service by a process server, (iv) by delivery to the recipient’s address by overnight delivery (e.g., FedEx, UPS or DHL) or other commercial delivery service, or (v) if sent by facsimile or electronic mail, upon receipt of confirmation that such transmission has been received. Addresses for notice to either party are as shown on the signature page of this Agreement, or as subsequently modified by written notice complying with the provisions of this Section 14. Delivery of communications to the Company with respect to this Agreement shall be sent to the attention of the Company’s Chief Executive Officer or Chief Financial Officer.

16. No Presumptions. For purposes of this Agreement, the termination of any Proceeding, by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law or otherwise. In addition, neither the failure of the Company or a Reviewing Party to have made a determination as to whether Indemnitee has met any particular standard of conduct or had any particular belief, nor an actual determination by the Company or a Reviewing Party that Indemnitee has not met such standard of conduct or did not have such belief, prior to the commencement of Proceedings by Indemnitee to secure a judicial determination by exercising Indemnitee’s rights under Section 8(e) of this Agreement shall be a defense to Indemnitee’s claim or create a presumption that Indemnitee has failed to meet any particular standard of conduct or did not have any particular belief or is not entitled to indemnification under applicable law or otherwise.

17. Survival of Rights. The rights conferred on Indemnitee by this Agreement shall continue after Indemnitee has ceased to serve the Company or a Subsidiary or Affiliate of the Company as an Indemnifiable Person and shall inure to the benefit of Indemnitee’s heirs, executors and administrators.

18. Subrogation and Contribution.

a. Except as otherwise expressly provided in this Agreement, in the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all documents required and shall take all actions necessary to secure such rights and to enable the Company to bring suit to enforce such rights.

b. To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, shall contribute to the amount incurred by or on behalf of Indemnitee, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for Expenses, in connection with any Proceeding, in such proportion as is deemed fair and reasonable in light of all of the circumstances in order to reflect (i) the relative benefits received by the Company and Indemnitee in connection with the event(s) and/or transaction(s) giving rise to such Proceeding; and/or (ii) the relative fault of the Company (and its directors, officers, employees and agents) and Indemnitee in connection with such event(s) and/or transaction(s).

19. Specific Performance, Etc. The parties recognize that if any provision of this Agreement is violated by the Company, Indemnitee may be without an adequate remedy at law. Accordingly, in the event of any such violation, Indemnitee shall be entitled, if Indemnitee so elects, to institute Proceedings, either in law or at equity, to obtain damages, to enforce specific performance, to enjoin such violation, or to obtain any relief or any combination of the foregoing as Indemnitee may elect to pursue, without any necessity of showing actual damage or irreparable harm (having agreed that actual and irreparable harm will result in not forcing the Company to specifically perform its obligations pursuant to this Agreement) and that by seeking injunctive relief and/or specific performance, Indemnitee shall not be precluded from seeking or obtaining any other relief to which he may be entitled. The Company and Indemnitee further agree that Indemnitee shall be entitled to such specific performance and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, without the necessity of posting bonds or other undertaking in connection therewith. The Company acknowledges that in the absence of a waiver, a bond or undertaking may be required of Indemnitee by the Court, and the Company hereby waives any such requirement of a bond or undertaking.

20. Governing Law. This Agreement shall be governed exclusively by and construed according to the laws of the State of Delaware, as applied to contracts between Delaware residents entered into and to be performed entirely with Delaware.

21. Consent to Jurisdiction. The Company and Indemnitee each hereby irrevocably consent to the jurisdiction of the courts of the State of Delaware for all purposes in connection with any Proceeding which arises out of or relates to this Agreement.

22. Headings. The headings of the sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation thereof.

23. Counterparts. This Agreement may be executed in counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

[Signature Page Follows]

The parties hereto have entered into this Indemnity Agreement effective as of the date first above written.

GUERRILLA RF, INC.:

By:
Name:
Its:

INDEMNITEE:

By:
Name:
Address:

SIGNATURE PAGE TO INDEMNIFICATION AGREEMENT